Exhibit 99.1

WHEELING ISLAND GAMING NAMES NEW PRESIDENT

Delaware North Companies Vice President Chosen to Lead Wheeling Island Gaming,
Delaware North Companies Gaming & Entertainment’s Largest Operation

For Immediate Release

WHEELING, W. Va (JULY 27, 2005)— Ron Sultemeier, president of Delaware North Companies Gaming & Entertainment and Chief Executive Officer of Wheeling Island Gaming, announced today that Robert D. Marshall Jr., an executive with more than 15 years of senior hospitality and entertainment experience, has been named president and general manager of Wheeling Island Gaming, one of the largest regional gaming and entertainment attractions in West Virginia.

Wheeling Island is the largest revenue-producing unit of Delaware North Companies Gaming & Entertainment, one of the most successful racing and gaming companies in the United States.

“Wheeling Island Racetrack & Gaming Center is a world class gaming destination and one that is very important to our gaming portfolio,” said Sultemeier.  “Over the years, we have invested more than $100 million on expansion and improvements, making this one of the region’s strongest entertainment destinations.  We look forward to continuing that momentum in the future with what promises to be one of the most dynamic team of industry executives in the gaming and hospitality industry.”

Since 2003, Marshall has been in one of the top leadership posts for Delaware North Companies Parks & Resorts, managing a portfolio of some of the company’s top destinations including Kennedy Space Center Visitor Complex, Niagara Falls State Park and the Balsams Resorts in New Hampshire, among others.  “Bob brings a unique blend of hospitality, gaming, culinary and operational experience that is an incredible combination for Wheeling Island Gaming. He is well-positioned to find new avenues for growth at Wheeling, and at the same time look at such critical elements as ensuring top level customer service, hotel amenity expansion and added entertainment options,” Sultemeier added.

A graduate of the Academy of Culinary Arts at Atlantic Community College and Widener University’s School of Hotel and Restaurant Management, Marshall began his career in hospitality as a management trainee at Adam’s Mark Hotel in Philadelphia, Penn., moving to Atlantic City, N.J., to work his way through the ranks at the Sands Hotel, Casino and Country Club. Six years with Wyndham Hotels and Resorts allowed Marshall to hone his skills as both a resident and general manager. Under his leadership, Wyndham recreated the Sugar Bay Beach Club and Resort in St. Thomas, USVI, as an all-inclusive resort and maintained a guest satisfaction index (GSI) of 93 percent.

Prior to Delaware North Companies, Marshall was the director of facilities and services with Accenture, where he was responsible for eight locations in the Chicago metro area, and oversaw office operation, budgeting and project management. Additionally, he worked to implement the office hoteling concept to reduce real estate expenses.

About Wheeling Island Gaming

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas. To date, Delaware North Companies Gaming & Entertainment is one of only two operators of video gaming machines at racetrack locations in New York State.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Parks & Resorts, Delaware North Companies Gaming & Entertainment, CA One Services, Delaware North Companies Sportservice, Delaware North Companies International, TD Banknorth Garden, Delta Queen Steamboat Company, and American Park ‘n Swap. Delaware North Companies is one of the largest privately held companies in the United States with $1.6 billion in annual revenue and 30,000 associates serving one-half billion customers in the United States, Canada, the United Kingdom, Australia and New Zealand. For more information, visit www.DelawareNorth.com.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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